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                                   EXHIBIT 99


COMPANY PRESS RELEASE

CHILDREN'S COMPREHENSIVE SERVICES ACQUIRES AMERIS HEALTH SYSTEMS

OPERATOR OF JUVENILE SEX OFFENDER PROGRAMS BRINGS 168 BEDS TO CCS AND 60 BEDS UNDER DEVELOPMENT

NASHVILLE, Tenn. -- (BUSINESS WIRE) -- Sept. 10, 1998 -- William J. Ballard, Chairman and Chief Executive Officer of Children's Comprehensive Services, Inc. ("CCS") (Nasdaq/NM:KIDS - news), today announced the acquisition of Ameris Health Systems, Inc. ("Ameris") for net consideration of approximately $12.5 million in cash. Ameris, through its wholly-owned subsidiary, American Clinical Schools, Inc., operates residential juvenile sex offender programs in Tennessee and Alabama with an aggregate capacity of 168 licensed beds. In addition, Ameris has 60 beds under development in Pennsylvania, a state in which CCS has not previously operated.

Mr. Ballard said, "The acquisition of Ameris represents an excellent opportunity for CCS for several reasons. First, it represents a substantial expansion of CCS's presence in the juvenile sex offender treatment business, not only through the additional bed capacity we are gaining, but also through the outstanding staff that will be joining CCS. At full capacity, including the Pennsylvania facility, we expect the Ameris assets to generate annual revenues of approximately $13 million to $14 million. We also expect its operations to be accretive to the Company's fiscal 1999 financial results.

"In addition, with the opening of the Pennsylvania facility, we will be established in a large new state for CCS, which, including the new residential treatment program expected to open in Hawaii in the second quarter of fiscal 1999, will be the second new state we have entered thus far in fiscal 1999. Furthermore, three of Ameris's four facilities are located in major cities - Birmingham, Nashville and Philadelphia - in which it has become increasingly difficult to site residential treatment facilities. The fourth facility, a sixteen-bed group home, expands our base of operations in Clarksville, Tennessee, where we already operate the Chad Youth Enhancement Center, acquired in February 1998, as well as other facilities.

"We view this acquisition as representative of the ongoing opportunities we are encountering to strengthen our broad spectrum of services, add new customers and enter new geographic territories through acquisition. Because of the company's excellent financial flexibility, with substantial free cash flow and a modest ratio of debt to total capitalization, we remain well positioned to act on appropriate additional acquisition opportunities."

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Actual operations and results may differ materially from those expressed in the forward-looking statements made by the


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Company. Please refer to CCS's filings with the Securities and Exchange
Commission for additional information. The Company disclaims any intent or obligation to update these forward-looking statements.

Children's Comprehensive Services provides primarily education and treatment services for at-risk youth either directly or through management contracts. It currently offers these services through the operation and management of nonresidential specialized education programs and day treatment programs and both open and secured residential treatment centers in Alabama, Arkansas, California, Florida, Kentucky, Louisiana, Michigan, Montana, Tennessee, Texas and Utah.